Exhibit 10.37

STANDARD EXECUTIVE

EMPLOYMENT AGREEMENT

COMVERGE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 11th day of October, 2007, by and between Edward G. Myszka, an individual (“Executive”), and Comverge, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company and wishes to provide Executive with certain compensation and benefits in return for such services;

WHEREAS, the Executive and Company have entered into an employment agreement and now wish to enter the current Agreement to address recent tax pronouncements; and

WHEREAS, Executive wishes to be employed by the Company, and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Executive and the Company hereby agree as follows:

SECTION 1. EMPLOYMENT BY THE COMPANY.

1.1 Position and Duties. Effective as of October 11, 2007 (the “Employment Date”), Executive shall serve in the position of Smart Grid Solutions Group President and Chief Operating Officer with such powers, duties, and responsibilities as are assigned to Executive by the Company’s Chief Executive Officer. Executive will devote his best efforts, time, and attention exclusively (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company, and shall faithfully and efficiently discharge all duties and responsibilities assigned to him hereunder.

1.2 Location. Executive’s primary office location shall be in Duluth, Georgia. From time to time, however, Executive’s duties may require him to travel and to work at other locations.

1.3 Term. The term of Executive’s employment hereunder shall commence as of the Employment Date and shall continue through December 31, 2008, unless earlier terminated pursuant to the provisions of this Agreement. Unless, within ninety (90) days prior to any then-scheduled expiration of the Term, either party notifies the other in writing of its desire not to renew this Agreement, the Term shall automatically be extended for an additional period of one (1) year from the applicable succeeding anniversary of the Employment Date.

SECTION 2. COMPENSATION, BENEFITS AND OWNERSHIP.

2.1 Compensation. Executive shall be paid a salary, and shall be eligible to receive incentive compensation, as described in Exhibit A attached hereto. All compensation payable pursuant to any plan or program described in Exhibit A shall be governed by and subject to the

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applicable plan or program documents, which may from time to time be amended, modified or terminated on such terms and in such manner as is permitted in respect of the applicable plan or program.

2.2 Company Benefits. Subject to the satisfaction of the general rules for eligibility and participation under the Company’s standard employee benefit plans and practices, Executive shall be allowed to participate in the Company’s standard employee benefit plans and practices which may be in effect from time to time during the term of Executive’s employment and are provided by the Company to its employees generally. Such participation shall be governed by the applicable plan documents, and the Company reserves the right, in its discretion, to amend, modify, or discontinue any benefit plan or practice.

2.3 Section 280G Limitation. In the event that any payments to which Executive becomes entitled in accordance with the provisions hereof, or in connection with any plans or programs referred to in Exhibit A or Section 2.2 hereof, would otherwise be deemed to constitute “parachute payments” (each one, a “Parachute Payment”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and the regulations and administrative guidance thereunder (the “Code”), then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater benefit of receiving (a) the amount of those payments which would constitute such a Parachute Payment or (b) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive pursuant to this Agreement (or on any other benefits to which Executive may be entitled in connection with the Change in Control or the subsequent termination of service) under Section 4999 of the Code.

SECTION 3. ASSIGNMENT OF INTELLECTUAL PROPERTY.

3.1 Assignment of Intellectual Property. All processes, products, methods, improvements, discoveries, inventions, ideas, creations, trade secrets, know-how, machines, programs, designs, routines, subroutines, techniques, ideas for formulae, writings, books and other works of authorship, business concepts, plans, projections and other similar items, as well as all business opportunities discovered, conceived, designed, devised, developed, perfected or made by Executive, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development of the Company (all of the foregoing collectively, the “Intellectual Property”), shall be promptly disclosed to and are the property of the Company, and Executive hereby assigns, transfers and conveys all of the Intellectual Property and all of Executive’s rights therein to the Company. The term “Intellectual Property” shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected or made by Executive during off-duty hours and away from the Company’s premises, as well as those conceived, designed, devised, developed, perfected or made in the regular course of Executive’s performance under this Agreement.

3.2 Post-Employment Scope. All Intellectual Property discovered, conceived designed, devised, developed, perfected or made by Executive following the termination of this Agreement shall be Intellectual Property covered by the scope of Section 3.1 if it was conceived, in whole or in part, while this Agreement remains in effect. All Intellectual Property conceived,

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EMPLOYMENT AGREEMENT

designed, devised, developed, perfected or made by Executive within twelve (12) months after termination of this Agreement shall be disclosed to the Company, and shall be presumed to have been conceived, designed, devised, developed, perfected or made by Executive during the Term, and Executive shall have the burden of proving otherwise by clear and convincing evidence in order to successfully rebut such presumption.

3.3 Written Assignments. Executive shall execute and deliver, both during the Term and thereafter, to and in favor of the Company such assignments (including patent and copyright assignments), documents, instruments and applications (including patent or copyright applications) as the Company may deem appropriate or necessary to claim, secure, acquire, perfect, defend, enforce and/or assign any and all rights and privileges in and to or arising from the Intellectual Property. Executive shall also, both during the Term and thereafter, cooperate with the Company, and to render such assistance as the Company may reasonably require, in connection with any process (whether administrative, judicial or otherwise) associated with the Company’s efforts to claim, secure, protect, perfect, defend, assign and/or enforce such rights and privileges in favor of the Company and its successors, licensees and assigns. Executive shall also, both during the Term and thereafter, promptly disclose to the Company fully and in writing any Intellectual Property that Executive may conceive, make, or develop, in whole or in part, by himself or jointly with others, (a) whether or not it is conceived, made, developed or worked on by Executive during his Term with the Company; (b) whether or not the Intellectual Property was created at the suggestion of the Company; (c) whether or not the Intellectual Property was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Intellectual Property is related to the business of the Company.

3.4 Work Made for Hire. Executive acknowledges and agrees that any work of authorship comprising Intellectual Property shall be deemed to be a “Work Made for Hire,” to the extent permitted by the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a Work Made for Hire, Executive hereby irrevocably assigns all ownership rights in and to such work to the Company. If any such work of authorship cannot be assigned, Executive hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), royalty-free, unlimited license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of his employment, Executive agrees not to (a) practice, display, copy, reproduce, distribute, transfer, modify, adapt, alter, translate, improve, or create derivative works from, or otherwise use, any such work of authorship or (b) incorporate any such work of authorship into any product or invention unrelated to the Company’s business. To the extent moral rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby irrevocably waives such moral rights and consents to any action of the Company that would violate such moral rights in the absence of such consent.

3.5 No License Granted. Executive acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel, certain rules of construction, or otherwise, (a) a license from the Company to Executive to make, develop, use, license, disclose, or transfer in any way a Intellectual Property or (b) a license from the Company to Executive regarding any of the Company’s existing or future ownership rights.

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SECTION 4. CONFIDENTIALITY.

4.1 Confidentiality Obligation. Executive acknowledges and agrees that he will have access to Confidential Information (as defined below) as a result of his employment with the Company, and that such information constitutes valuable, special and unique property of the Company. Without limiting the generality of the foregoing, Executive expressly confirms that, in the course of performing his services pursuant to this Agreement, he will obtain confidential and proprietary information regarding the Company including, without limitation information regarding the Company’s operations, customers, suppliers and other matters. Accordingly, at all times while employed by the Company, and continuing in perpetuity following the termination of his employment with the Company for whatever reason, Executive shall neither use nor disclose, nor permit any person or entity within his reasonable control to use or disclose, any Confidential Information, and shall maintain and protect the secrecy of the Confidential Information, except to the extent required in the ordinary course of Executive’s employment with the Company, and then only subject to the direction and control of the Company. Additionally, Executive shall cause all persons and entities within his reasonable control to use their respective best efforts, to maintain and protect the secrecy of the Confidential Information.

4.2 Definition of Confidential Information. As used in this Agreement the term “Confidential Information” means any knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, the following: trade secrets, patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, code and ideas for formulae); ideas, information, concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors and suppliers; business plans, marketing plans and marketing information; financial information and other business records; and all copies of any of the foregoing. Executive agrees that all such information possessed by him, or disclosed to him, or to which he obtains access during his employment with the Company is Confidential Information under the terms of this Agreement, and Executive shall have the burden of proving otherwise by clear and convincing evidence.

4.3 Return of Confidential Information. Executive agrees that he shall immediately, upon the request of the Company, return to the Company all Confidential Information and any other tangible material containing, prepared on the basis of, or reflecting any Confidential Information (whether prepared by the Company, Executive or otherwise) and shall not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information.

4.4 Return of Company Property. All products, records, designs, patents, trademarks, copyrights, plans, manuals, memoranda, lists and other documents or other property of the Company or any of its affiliates in the possession or control of Executive and all records compiled by the Executive which pertain to the business of the Company or its affiliates, shall be and remain the property of the Company and shall be subject at all times to its discretion and control. Likewise, all correspondence with customers or affiliates of the Company, all reports, records, charts, and advertising materials and any data pertaining to the Company, its affiliates or

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the business of the Company or its affiliates that are held by or on behalf of Executive shall be delivered promptly to the Company without request on the date Executive’s employment with the Company terminates or at any other time promptly upon request by the Company.

4.5 Nature of Obligation. The obligations of Executive set forth in this Section 4 are in addition to, and not in lieu of, any of Executive’s duties or the Company’s rights and remedies, at law or in equity, with respect to the Company’s proprietary information and property. The Company may pursue all such rights and remedies, as well as remedies for the breach of the provisions set forth herein. Also, the Confidential Information and other property referenced in this Section 4 constitute valuable property of the Company, the ownership of which is not dependent upon the performance by the Company of any of its obligations under this Agreement or the performance of any legal, statutory or other duty, if any, to Executive. Accordingly, Executive shall perform its obligations under this Section 4 regardless of any alleged or actual breach or failure to perform by the Company.

SECTION 5. NONCOMPETITION AGREEMENT.

In consideration of the compensation paid or payable to Executive by the Company pursuant to this Agreement (including, but not limited to, Section 2 hereof), Executive hereby agrees as follows:

5.1 Noncompetition. During the Term of this Agreement and for a period that is the longer of (a) one (1) year immediately following the termination of this Agreement or (b) the period during which Executive is entitled to receive payments under Section 6.5 of this Agreement, Executive shall not, directly or indirectly, for himself or on behalf of, or in conjunction with any other person, persons, company, partnership, limited liability company, corporation or other business entity or venture of whatever nature: (i) call upon any customer of the Company, past or present, including but not limited to, any customers obtained for the Company by Executive, for the purposes of (A) soliciting or selling any products or services in competition with any products or services offered by the Company or (B) persuading, inducing or soliciting any such customer to discontinue conducting business with the Company or purchasing any of its products or services; (ii) call upon any employee, consultant or agent of the Company for the purpose or with the intent of persuading or enticing any such employee, consultant or agent away from or out of the employ of or engagement by the Company; or (iii) establish, enter into, be employed by or for, advise, consult with or become an owner in or a part of, any company, partnership, limited liability company, corporation or other business entity or venture of whatever nature or in any way engage for himself or for others, in any business that sells products or services that compete with or are similar to the products or services offered by the Company. The Company may, in its discretion, by advance written consent permit Executive to take specified actions that, absent such consent, would constitute a violation of this Section 5; but the Company is under no obligation to grant any such written consent or permit any such actions.

5.2 Enforcement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not preclude the Company’s enforcement of these covenants.

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5.3 Reasonable Covenants. Executive acknowledges and agrees that the covenants set forth in this Section 5 are necessary and reasonable to protect the Company and the conduct of its business and are a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of execution of this Agreement and the future plans of the Company; and that such covenants also be construed and enforced in light of the activities and business of the Company (including business activities in the planning stage) on the date of termination of Executive’s employment with the Company

5.4 Survival. The provisions of this Section 5 shall survive any termination of this Agreement and are subject to paragraph 7 of this Agreement.

SECTION 6. TERMINATION OF EMPLOYMENT.

6.1 Certain Definitions. As used herein, the following terms shall have the following definitions:

(a) Affiliate. “Affiliate” shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

(b) Cause. A termination by the Company with “Cause” shall include (without limitation) (i) Executive’s breach of any material provision of this Agreement; (ii) Executive’s material breach of any written Company policy contained in the Company’s manual of policies and procedures; or material non-compliance with any lawful direction given by the Company’s Chief Executive Officer; (iii) Executive’s Disability; (iv) Executive’s fraud with respect of the business or affairs of the Company; (v) the commission by Executive, or entering of a plea of nolo contendere with regard to, a felony or a crime involving moral turpitude; or (vi) alcohol abuse or illegal drug use by Executive, provided, however, that in the event of Executive’s breach as set forth in sub-clauses (i), or (ii) hereof, no Cause for termination shall be deemed to exist for any such breach which is curable and which is in fact cured by Executive within thirty (30) days after notice of such termination has been delivered to Executive; and in the event of Executive’s breach as set forth in clause (vi) above, no Cause for termination shall be deemed to exist if Executive and the Company agree on a remedial program for Executive, and so long as Executive in all respects complies with the requirements of such program. During the time of any such attempted cure, Executive shall, if directed by the Company, be on paid leave of absence away from the Company’s premises.

(c) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events if, following such occurrence, a Board Change (as hereinafter defined) occurs:

(i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

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(ii) a merger or consolidation of the Company is consummated with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation; or

(iii) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, provided that such transferee entity confirms in writing that it is bound by the terms of this Agreement.

In the event that the foregoing definition of Change in Control does not comply with the requirements of Section 409A of the Code, and an amount, benefit or item of compensation hereunder would be subject to Section 409A of the Code, but would not be so subject if the definition of Change in Control above complied with the requirements of Section 409A of the Code, then with respect only to such amount, benefit or item of compensation, the term “Change in Control” shall mean a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(d) Board Change. “Board Change” means any change in directors after giving effect to any of the transactions described above as a result of which the individuals serving on the Board prior to such transaction no longer comprise at least a majority of the directors on the Board immediately after giving effect to such transaction.

(e) Good Reason. A termination by the Executive for “Good Reason” means termination by Executive following (i) a reduction in Executive’s Annual Salary or other material component of compensation required to be paid pursuant hereto without Executive’s prior written consent; or (ii) the Company’s relocation of the Executive, without the Executive’s consent, to a permanent location more than seventy-five (75) miles from the location specified in Section 1.2 of this Agreement; provided however, that no Good Reason for Executive’s termination shall be deemed to exist unless (i) Executive gives notice to the Company of the action or condition which would constitute Good Reason within sixty (60) days of the initial existence of such action or condition, (ii) the action or condition which would constitute Good Reason is not cured by the Company within the 30-day period after the timely provision of the notice required herein, and (iii) Executive effects the termination for Good Reason within thirty (30) days after the expiration of the 30-day cure period.

6.2 Death of Executive. This Agreement shall terminate upon Executive’s death.

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6.3 By the Company. The Company shall have the right to terminate Executive’s employment with the Company, at any time, with or without Cause; provided, however, that in connection with a termination with Cause, the Company shall give employee notice thereof, and if applicable, an attempt to cure such Cause, in accordance with the provisions of Section 6.1(b) above. For avoidance of doubt, the parties agree that Executive has no right to continue at any time in any office of the Company after being removed from such office in the manner provided in the Company’s bylaws or other applicable provisions of the Company’s governing law and instruments.

6.4 By Executive. Executive may terminate his employment with the Company at any time, upon providing thirty (30) days advance notice, either with or without Good Reason. In the event Executive terminates his employment with the Company with Good Reason, such notice shall specify the grounds for such termination, and the Company shall have the opportunity to cure such grounds for termination in accordance with the provisions of Section 6.1(e).

6.5 Severance Pay, Other Post-Employment Payments and Acceleration of Benefits Upon Certain Terminations.

(a) Termination by the Company for Cause, or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, then in either such event, Executive shall not be entitled to any severance pay, and shall only be entitled to (i) any unpaid, but earned, salary, (ii) any unpaid but earned vacation in accordance with Company policy then in effect and (iii) any incurred but unpaid ordinary and necessary business expenses properly documented by Executive in accordance with the Company’s then effective expense reimbursement policy.

(b) Termination by the Company Without Cause, or by Executive for Good Reason. Subject to subsection 6.5(c) below, if the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, then in such event Executive shall be entitled to all payments allowed pursuant to subsection 6.5(a) above and severance pay in the amount of the sum of (i) nine (9) months’ annual base salary as specified in Exhibit A, plus (ii) an amount equal to the amount of Executive’s bonus payment for the last complete year of service prior to termination, times a fraction, the numerator of which is the number of days in the year of Executive’s termination through the date of such termination, and the denominator of which is 365 (or in the case of leap years, 366).

(c) Certain Terminations Following a Change in Control. Notwithstanding the provisions of Section 6.5(b) above, in the event the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, concurrently with or within twelve (12) months following a Change in Control, then, in lieu of the payments specified in Section 6.5(b), Executive shall be entitled to all payments allowed pursuant to subsection 6.5(a) above and severance pay in the amount of eighteen (18) months’ annual base salary as specified in Exhibit A, plus 1.5 times the amount of Executive’s bonus for the last complete calendar year prior to Executive’s

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termination of employment. In such event, all unvested options to purchase Company stock held by Executive shall immediately vest and become exercisable and all restricted stock granted to Executive shall immediately vest and the legend providing restrictions on the sale or transfer of such stock related to such vesting shall be removed at the request of the Executive.

(d) Continuation of Benefits. In the event the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, and Executive qualifies for and becomes entitled to the severance pay provided pursuant to Section 6.5(b) or (c) above, as applicable: (1) the Company shall continue to provide benefits referred to in Section 2.2 during the period Executive is entitled to severance payments under this Agreement, subject to and in accordance with the provisions of the applicable plan documents, and the Company reserves the right, in its discretion, to amend, modify, or discontinue any benefit plan or practice; and (2) if Executive elects to participate in COBRA coverage for which he and/or his family is eligible under the Company’s then-effective health plans, the Executive shall pay to the Company on a monthly or quarterly basis, as the case may be, an amount equal to the co-payment amount for which the Executive would have been responsible had he remained an employee during the COBRA coverage period and the Company shall pay to the plan administrator on behalf of executive the entire cost of the COBRA coverage.

(e) Death or Disability. Any termination of this Agreement by reason of Executive’s death or disability shall not give rise to any severance payment hereunder, but shall be without prejudice to any benefits payable to Executive or his estate under applicable company benefits relating to such event. For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform his duties, in all material respects, because of illness, physical or mental disability, or other incapacity that continues for an uninterrupted period of one hundred eighty (180) days. Executive’s unvested stock options and restricted stock not otherwise vested shall vest upon the death or disability of Executive as provided in, and subject to the provisions of, the Company’s 2006 Long-Term Incentive Plan as in effect from time to time.

(f) Timing of Payments. All severance payments provided pursuant to Section 6.5(b) above, as applicable, that are measured by Executive’s annual base salary shall begin as provided by Section 6.5(g) (except as otherwise required by Section 9.12) and shall thereafter be paid at such times and in accordance with the Company’s payroll policies and procedures as if Executive were still employed by the Company; and all amounts of severance pay in respect of bonus payments shall be pro rated over the period of such payment, and payments of a proportional amount of such bonus payments shall begin as provided by Section 6.5(g) (except as otherwise required by Section 9.12) and shall thereafter be paid at such times as base salary payments are made. All severance payments provided pursuant to Section 6.5(c) above, as applicable, that are measured by Executive’s annual base salary shall be paid in one lump sum amount as provided by Section 6.5(g) (except as otherwise required by Section 9.12).

(g) Requirements Regarding Eligibility to Receive Severance Payments. Notwithstanding any of the other provisions hereof, the Company shall not be obligated

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to make and shall not make the severance payments provided under Section 6.5(b) or (c) above unless Executive executes and delivers to the Company within thirty (30) days from the date on which the Executive’s employment is terminated, and does not at any time after execution and delivery withdraw or revoke, a general release in a form reasonably acceptable to the Company, whereby Executive confirms that he releases the Company from all claims or obligations other than the Company’s obligations to make payments as provided in this Section 6.5. If the requirements of the preceding sentence are met in a timely manner, severance payments which the Executive is otherwise eligible to receive under Section 6.5(b) or (c), as applicable, shall begin (or shall be made) within sixty (60) days from the date on which the Executive’s employment was terminated (unless otherwise required by Section 9.12). Furthermore, in the event Executive initially qualifies to receive the payments and benefits provided under this Section 6.5, but then fails to comply with his obligations under this Agreement (including without limitation Sections 3, 4 and 6 hereof), the Company’s obligations under this Section 6.5 shall terminate.

(h) Termination of other Compensation and Benefits. Except as otherwise required by applicable law or as provided above in this Section 6.5, Executive’s eligibility for or entitlement to any other compensation or benefits shall cease immediately upon termination of this Agreement and Executive’s employment with the Company.

(i) Characterization of Payments under Section 409A. For purposes of Section 409A of the Code (including, but not limited to, to application of the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”): (i) each payment provided for under this Section 6.5 is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments; and (ii) with respect to the severance payments and benefits to which Executive may become entitled under Section 6.5 of this Agreement and which are not in substitution or replacement of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason is intended to constitute an “involuntary separation from service” and, in turn, a “substantial risk of forfeiture” (within the meanings of Section 409A of the Code).

6.6 Effect of Termination. Termination of Executive’s employment with the Company shall not limit, affect, or discharge Executive’s obligations under Sections 3, 4 or 5 of this Agreement and shall not release the Company from its obligations to make payments or provide benefits required by Sections 2.2 and 6.5 of this Agreement following such termination (subject to the limitations provided in Section 6.3). All other obligations as to periods after the date of termination shall cease, without prejudice to the rights and remedies for events or breaches prior to the date of termination.

6.7 Waiver. The Company may waive or defer exercising its power to terminate this Agreement, but such waiver or deferral shall not thereby (a) establish a policy, interpretation, or course of performance that may be used to construe, limit or affect the express terms of this Agreement, (b) preclude the Company from exercising its rights or remedies hereunder or

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otherwise on any other occasion or from using the breach as support for the exercise of its power to terminate on any future occasion or (c) limit the ability of the Company to revoke such waiver or deferral and exercise its power to terminate this Agreement if it determines that the condition giving rise to a power to terminate has continued, or if the Company determines in good faith that it was not fully aware of all facts and circumstances of such condition, or if such waiver or deferral may be retracted at common law.

SECTION 7. CERTAIN REMEDIES.

With respect to each and every breach or violation or threatened breach or violation by Executive of Sections 3, 4 or 5 of this Agreement, the Company, in addition to all other remedies available at law or in equity, including, but not limited to, specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to Executive, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction, without the necessity of proving either inadequacy of legal remedies or irreparable harm and without the necessity of posting a bond. The Company shall also be entitled to the recovery of reasonable attorney’s fees and expenses incurred in conjunction with any such proceeding.

SECTION 8. SEVERABILITY AND REFORMATION.

The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portions thereof, but rather shall cause this Agreement to first be construed in all respect as if such invalid or unenforceable provisions, or portions thereof, were modified to terms that are valid and enforceable and provide the greatest protection to the Company’s business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

SECTION 9. GENERAL PROVISIONS.

9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

9.2 Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.3 Complete Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the agreement of the Company and Executive with regard to the subject matter hereof, and supersedes and replaces in all respects any previous agreements regarding Executive’s employment by the Company or the terms thereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein , and this Agreement cannot be modified or amended except in a writing signed by Executive and an authorized officer of the Company.

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9.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5 Headings. The headings of the sections hereof are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the meaning or interpretation of any of the provisions hereof.

9.6 Successors and Assigns. This Agreement is intended to bind, inure to the benefit of, and be binding upon, the successors and assigns of the Company, including the surviving entity of any merger, consolidation, share exchange or combination of the Company with any other entity. Notwithstanding the foregoing, Executive may not assign, transfer or delegate any of Executive’s duties or obligations hereunder, and Executive may not assign or transfer any of Executive’s rights hereunder without the written consent of the Company.

9.7 Attorney’s Fees. If either the Company or Executive brings any action to enforce their respective rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorney’s fees and costs incurred in connection with such action.

9.8 Choice of Law and Venue. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Texas (without regard to its conflicts of laws principles). Any dispute arising out of, or concerning, this Agreement or the employment relationship between the parties, shall be resolved exclusively in a federal or state court of competent jurisdiction located in Texas. To the extent necessary, the parties hereby submit to, and agree not to contest, the jurisdiction of such courts.

9.9 Representations. Each party represents and warrants to the other that he or it has full power and authority to enter into and perform this Agreement and that his or its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he or it is a party or under which he or it is bound. Each party represents that no consent or approval of any third party is required for his or its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his or its execution, delivery and performance of this Agreement have been obtained.

9.10 Withholding. Any and all amounts payable under this Agreement, including without limitation, amounts payable under Section 2.1 or Section 6.1(c) hereof, are subject to withholding for such federal, state, and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

9.11 Survival. The provisions of Sections 3, 4, 5, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement for whatever reason.

9.12 Section 409A. If the Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an

STANDARD EXECUTIVE

EMPLOYMENT AGREEMENT

involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service,” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).

(SIGNATURE PAGE FOLLOWS)

STANDARD EXECUTIVE

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective as of the day and year first above written.

THE “COMPANY”

COMVERGE, INC.

By:	/s/ Robert M. Chiste
Name:	Robert M. Chiste
Title:	Chairman, President, and CEO

“EXECUTIVE”

By:	/s/ Edward J. Myszka
Name:	Edward J. Myszka
Title:	President and Chief Operating Officer, Smart Grid Solutions Group

STANDARD EXECUTIVE

EMPLOYMENT AGREEMENT

Exhibit A

Annual Salary	Executive shall be paid at the rate of $215,000 per annum.

Annual Cash Incentive[1]	Executive will have the opportunity to earn an annual bonus equal to 25% (threshold), 50% (target) or 100% (maximum) of his annual salary based on the achievement of performance criteria established by the Compensation Committee.

Annual Equity Incentive[1]	Executive will have the opportunity to earn an annual equity award comprised of a combination of restricted stock and options valued at 1.13 times salary (threshold), 1.5 times salary (target) or 1.88 times salary (maximum) based on the achievement of performance criteria established by the Compensation Committee.

[1]

The compensation committee will set Target and Threshold performance levels for annual cash and Equity incentives. The Target performance level is the level of performance at which the executive, operating division or company is expected to perform. The Threshold performance level is the minimum level of performance required as a condition of earning any incentive.